Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE
Sparton Corporation Releases Fiscal 2008 Second Quarter Results
Jackson, Mich.-(Business Wire)-February 11, 2008, Electronic Design and Manufacturing Service (EMS) provider Sparton Corporation (NYSE:SPA) releases fiscal 2008 Second Quarter results.
Net sales for the second quarter of fiscal 2008 were $54,951,000, an increase of $1,895,000 (3.6%) from the same period last year. Net sales for the six months ended December 31, 2007, totaled $113,803,000, an increase of $12,430,000 (12.3%) from fiscal 2007. Government sales for the three and six months ended December 31, 2007, totaled $10,798,000 and $24,531,000, respectively, an increase of $3,275,000 (43.5%) and $12,254,000 (99.8%), respectively, from the same periods in fiscal 2007. This increase was primarily due to the increase in successful sonobuoy drop tests this year. Medical/Scientific Instrumentation sales increased by $3,583,000 (22.4%) and $7,938,000 (25.8%) for the three and six months ended December 31, 2007, respectively. This increase was primarily due to new programs and expanded sales to the existing customer base. In addition, during the second quarter of fiscal 2008 one customer contributed $1,969,000, and during the first six months of fiscal 2008 two customers contributed a combined total of $5,458,000, of additional sales from their prior year levels. Medical/Scientific Instrumentation sales are expected to continue to expand. Sales in the Aerospace market increased slightly in both periods from the prior year. Industrial/Other sales declined by $6,012,000 (38.9%) and $8,711,000 (29.5%) from the prior year during the three months and six months ended December 31, 2007, respectively. This decrease was primarily due to reduced sales to two customers, which accounted for a combined reduction in sales of $5,302,000 and $9,184,000, respectively, during these same periods. We are uncertain at this time as to the level of future sales to these two customers. At December 31, 2007, the aggregate government funded backlog was approximately $24 million, compared to $42 million at June 30, 2007. The decrease in backlog is due to the timing of the awarding of Government sonobuoy contracts. Awards for the coming year are anticipated to be received within the next month.
As discussed above, and which will be further discussed below, there have been a number of events which have characterized or impacted the Company during the first six months of fiscal 2008. In summary:
Year to date, fiscal 2008 has been favorably impacted by:
•	Consistent and successful sonobuoy drop tests contributing to increased sales and improved margins.

•	Continued sales growth in the Medical/Scientific Instrumentation market and a number of significant new program orders now in start-up.

•	Improved margins from a better product mix, improved performance, and repricing on some products.

•	The completion of the sale of the Deming New Mexico facility at a gain.
These factors, however, have partially been offset by:
•	Sales of several lots of sonobuoys in the six month period which carried minimal or no margin, which programs are now essentially complete.

•	Significant new program start-up costs related to hiring staff, training personnel and ordering material in advance of production, compounded by customer delays leading to further unexpected cost growth.

•	Increased selling and administrative expenses to support new program start-ups.

•	Decreased sales and depressed margins in the Industrial/Other market, due primarily to reduced sales and pricing concessions to one customer.

•	The write-off of a $1.6 million claim (previously recorded as a deferred asset), due to an adverse court opinion.

•	Increased outside service costs related to the obligation to report on internal control over financial reporting which begins at the end of this fiscal year.
Operating losses of $1,469,000 and $3,522,000 and $831,000 and $4,339,000 were reported for the three months and six months ended December 31, 2007 and 2006, respectively. Gross profit percentage for the three months and six months ended December 31, 2007, were 6.7%, and 4.6%, respectively. This reflects a modest increase in both periods from the prior year. Gross profit varies from period to period and can be affected by a number of factors, including product mix, production efficiencies, capacity utilization, and new product introduction costs, all of which impacted fiscal 2008 performance. Included in the six month period governmental sales of $24,531,000 were approximately $19.0 million of sales with no or minimal margin, compared to $9.3 million of similar sales in the six months ended December 31, 2006. Reflected in gross profit for the six months ended December 31, 2007 and 2006, were charges of $24,000 and $1.9 million, respectively, resulting from changes in estimates related to design and production issues on certain sonobouy programs. Substantially all of the minimal or no margin sonobuoy contracts, which totaled $17.9 million at June 30, 2007, have now been completed. The completion of these contracts is anticipated to allow for improved margins in future quarters. In addition, price concessions granted to one Industrial/Other customer, in response to competition from other suppliers, reduced margins during the six month period ended December 31, 2007, by approximately $0.8 million on similar sales for the same period in the prior year.
Included in costs of goods sold for the six months ended December 31, 2007, was the write-off of inventory previously carried as a deferred asset. This write-off totaled approximately $1,643,000 and was the result of an adverse legal opinion from the Sixth Circuit Court of Appeals where Sparton was defending on appeal the decision of the lower court in Sparton’s favor. The gross profit percentage for this six month period was reduced by 1.4 percentage points due to this write-off. In addition, we have incurred and expensed approximately $1.1 million in start up related costs for approximately ten new programs at several facilities.
Selling and administrative expenses for the three months and six months ended December 31, 2007, increased due primarily to two factors. A portion of the change, approximately $238,000 and $422,000, for the three months and six months ended December 31, 2007, respectively, was due to increased wages, related benefits, and employee activity at one facility related to the support and start up activity of new customers and increased sales within the Medical/Scientific Instrumentation market. In addition, approximately $158,000 and $267,000 for the three months and six months ended December 31, 2007, respectively, of higher than normal outside service costs were incurred for assistance in connection with preparing for compliance with the Company’s obligation to report on internal control over financial reporting, which commences on June 30, 2008. The remainder of the increase in selling and administrative expenses primarily relates to minor and expected increases in various categories, such as wages, employee benefits, insurance, and other items. Results also include $120,000 for both the three months ended December 31, 2007 and 2006, and $241,000 and $242,000 for the six months ended December 31, 2007 and 2006, respectively, of amortization expense related to the purchase of Astro Instrumentation, LLC (now known as Sparton Medical Systems, Inc., SMS). Operating loss for the six months ended December 31, 2007, also includes the sale of the Deming, New Mexico facility, which was completed in July 2007 at a profit of approximately $868,000. A net gain on sale of property, plant and equipment in the same period of fiscal 2007 includes a gain of $199,000 realized from the sale of undeveloped land in New Mexico.
Interest and investment income increased from the prior year in both periods, mainly due to losses incurred in fiscal 2007 related to the sale of investment securities. Substantially all of the Company’s investment securities portfolio was liquidated during fiscal 2007, primarily to fund the operating losses, additions to property, plant and equipment, repayment of debt, and repurchases of common stock. Interest expense of $295,000 and $600,000 and $291,000 and $588,000 for the three months and six months ended December 31, 2007 and 2006, respectively, is primarily a result of the debt incurred and acquired in the purchase of SMS. Other income (expense)-net for the three months and six months ended December 31, 2007 and 2006, includes $111,000 and $590,000 and $(278,000) and $(261,000), respectively, of net translation and transaction gains (losses) related to foreign currency transactions.

Net loss for the three months ended December 31, 2007, was $1,865,000, ($0.19 per share basic and diluted), compared to $1,378,000, ($0.14 per share basic and diluted) last year. Net loss for the six months ended December 31, 2007, was $3,286,000, ($0.33 per share basic and diluted), compared to $3,842,000, ($0.39 per share basic and diluted) last year.
The Company currently has a bank line of credit totaling $20.0 million, of which $4.5 million and $1.0 million was borrowed as of December 31, and June 30, 2007, respectively, and a bank term loan totaling $7.0 million. In addition, there are notes payable totaling $4.9 million outstanding to the former owners of SMS, as well as $2.2 million of Industrial Revenue Bonds.
At December 31, 2007, the Company had $83,346,000 in shareowners’ equity ($8.49 per share), $49,980,000 in working capital, and a 2.18:1 working capital ratio.
Consistent with the practice started in the first quarter of this fiscal year, a quarterly shareowners’ letter will not be mailed to shareowners to avoid the cost associated with the mailing, as the shareowners’ letter would be duplicative of information already available to shareowners. The information previously contained in the shareowners’ letter is available in the quarterly earnings release and regulatory filings with the Securities and Exchange Commission. In addition, these releases, as well as further information and updates on Sparton, can be found at the Company’s website, www.sparton.com.
SPARTON CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
For the Three-Month and Six-Month Periods ended December 31, 2007 and 2006

	Three-Month Periods Ended		Six-Month Periods Ended
	December 31		December 31
	2007	2006	2007	2006

Net sales	$54,950,927	$53,056,457	$113,802,790	$101,373,228
Costs of goods sold	51,286,598	49,587,268	108,522,915	97,163,273

Gross profit	3,664,329	3,469,189	5,279,875	4,209,955

Selling and administrative expenses:
Selling and administrative expenses	5,015,704	4,393,064	9,492,667	8,714,296
Other operating (income) expense	117,185	(92,543)	(690,469)	(165,217)

	5,132,889	4,300,521	8,802,198	8,549,079

Operating loss	(1,468,560)	(831,332)	(3,522,323)	(4,339,124)

Other income (expense):
Interest and investment income (loss)	51,528	(79,904)	78,246	71,027
Interest expense	(295,248)	(290,723)	(600,340)	(587,722)
Equity loss in investment	(76,000)	(19,000)	(200,000)	(7,000)
Other — net	111,440	(278,622)	593,805	(259,905)

	(208,280)	(668,249)	(128,289)	(783,600)

Loss before income taxes	(1,676,840)	(1,499,581)	(3,650,612)	(5,122,724)
Provision (credit) for income taxes	188,000	(122,000)	(365,000)	(1,281,000)

Net loss	$(1,864,840)	$(1,377,581)	$(3,285,612)	$(3,841,724)

Basic and diluted loss per share	$(0.19)	$(0.14)	$(0.33)	$(0.39)

Notes:
(1)	Basic earnings per share are computed using the weighted average number of shares outstanding as follows — for the quarters ended December 31, 2007 and 2006, 9,811,507 and 9,834,019, respectively; for the six months ended December 31, 2007 and 2006, 9,811,507 and 9,842,970, respectively.

(2)	Financial information was taken from the Company’s internal records and is unaudited
This release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “encouraged”, “appear”, “expect”, “anticipate”, and similar expressions, and the negatives of such expressions, are intended to identify forward looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including, but not limited to, industry and economic conditions, customer actions, and the other factors discussed in the Company’s Form 10-K for the year ended June 30, 2007, and its other filings with the Securities and Exchange commissions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.
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